EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

August 5, 2008

USEC Reports Second Quarter 2008 Results

•	Net income of $10.8 million for 2nd quarter; $15.2 million for six-month period

•	Quarterly revenue totals $249 million; $592 million for six-month period

•	Net income and cash flow guidance for 2008 updated and reiterated

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $10.8 million or 10 cents per share (8 cents per fully diluted share) for its second quarter ended June 30, 2008, compared to a net loss of $13.4 million or loss of 15 cents per share in the same quarter of 2007.

For the first six months of 2008, USEC earned $15.2 million or 14 cents per share (12 cents per fully diluted share) compared to net income of $25.9 million or 30 cents per share in the same period of 2007. The results in 2007 benefited approximately $20.7 million from the non-cash reversal of previously recorded accruals for taxes and interest associated with the accounting standard known as FIN 48.

USEC also updated and reiterated its annual guidance for 2008 of net income in a range of $25 to $45 million and cash flow used in operations of $60 to $80 million.

The financial results in the second quarter are in line with Company expectations and reflect the anticipated decline in separative work unit (SWU) volume compared to 2007 resulting from the timing of customer refueling cycles. The average SWU price billed to customers was 7 percent higher than the corresponding quarter in 2007, but 2 percent lower over the six-month period due to the timing and mix of customer orders. Offsetting declines in SWU sales were increases in both volume and prices billed to customers for uranium sales. Expenses related to the American Centrifuge project also declined compared to the same quarter last year as plant construction costs are being capitalized.

“While we are keenly focused on our American Centrifuge project, we continue to deliver improved performance in our core business operations, as these results attest,” said John K. Welch, USEC president and chief executive officer.

“Higher realized uranium prices and increased uranium sales volume helped to offset the expected decline in SWU deliveries. The gross profit margin of 25 percent in the second quarter reflects the revenue recognition of previously deferred uranium sales. We also saw a solid contribution from our government contracts segment,” Welch said.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and our guidance for 2008 anticipates a 20 percent decline in SWU sales volume that reflects the high number of reactors refueled in 2007. We expect SWU sales volume in 2009 to return to levels seen in 2007 as these reactors are refueled again. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Revenue

Revenue for the quarter was $249 million, an increase of 18 percent compared to the same quarter of 2007. Revenue from the sale of SWU in the second quarter was $125.7 million compared to $145.9 million in the same period last year. The decline was due to a 20 percent drop in SWU sales volume. Average SWU prices billed to customers were 7 percent higher quarter-over-quarter. Revenue from the sale of uranium was $58.1 million, an increase of $41.9 million over the revenue reported in the same quarter last year. This reflects a 25 percent increase in uranium volume sold at average prices that were 188 percent higher than in the 2007 period. Revenue from our U.S. government contracts segment improved to $65.2 million from $49 million in the second quarter last year, primarily due to incremental revenue for fiscal 2002 Department of Energy (DOE) contract work based on the resolution of concerns regarding billable incurred costs, and the timing of sales by subsidiary NAC International.

In the six-month period, revenue was $592.3 million, a decline of 12 percent over the same period of 2007. The timing impact of reactor refueling on SWU sales was even more pronounced in the six-month period as SWU volume was down 32 percent compared to the corresponding period of 2007. Average SWU prices billed to customers declined 2 percent compared to the same period last year. Compared to the first six months of 2007, the volume of uranium sold increased by 39 percent and the average price billed to customers increased 136 percent. Revenue from U.S. government contracts and other was $116.2 million, a 25 percent improvement related to the factors listed above.

A factor in our financial results in the second quarter was the recognition of previously deferred revenue, particularly for uranium sales. At June 30, 2008, deferred revenue totaled $152.3 million, a reduction of $57.5 million from March 31, 2008. The gross profit associated with deferred revenue as of June 30 was $73.1 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium (LEU) is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the six-month period for SWU and uranium was $396.2 million, a decrease of $99.8 million or 20 percent, due to the decline in SWU sales volume. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. In the six-month period, the unit cost of sales per SWU was 1 percent lower than the year before, reflecting changes in the monthly moving average SWU inventory costs. Production costs increased 19 percent in the six-month period primarily as a result of a 25 percent increase in the amount of electric power purchased. Under the June 2007 power purchase contract with the Tennessee Valley Authority, we bought approximately 1.6 million more megawatt hours of electric power during the current six-month period than in the same period last year. The additional power is used to increase SWU production and to underfeed the enrichment process. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. Production volume increased by 22 percent, and overall unit production costs in the six-month period declined by 2 percent. Purchase costs paid to Russia increased by $51 million in the six-month period, reflecting increased volume based on the timing of deliveries and an 11 percent increase in the unit purchase cost. These purchase prices are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $93.8 million in the six-month period, an increase of $14.6 million.

The gross profit for the second quarter was $63.5 million, an improvement of $35.8 million or 129 percent over the same quarter last year. The gross profit margin for the quarter was 25.5 percent compared to 13.1 percent in the same period of 2007. The higher gross profit margin reflects increased uranium sales volume and prices, and higher average SWU prices billed to customers. For the six-month period, the gross profit increased $1.4 million or 1 percent compared to the same period in 2007. The gross profit margin for the six months was 17.3 percent compared to 14.9 percent in the same period last year.

Selling, general and administrative expenses were $16.3 million in the second quarter, an increase of $4.8 million over the same quarter last year. The SG&A expense in the six-month period was $28.3 million, an increase of $4.3 million over the same period in 2007. The expense in the 2007 quarter and six-month periods included a $3.4 million credit resulting from the reversal of a previously accrued tax penalty.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $28.2 million in the second quarter of 2008, a decrease of $7.4 million compared to the same quarter in 2007. The lower spending reflects reduced activities associated with assembling and testing of centrifuge machines at our test facilities compared to the same period in 2007 as more of our spending related to building the American Centrifuge Plant was capitalized. Advanced technology expenses in the six-month period were $52.1 million, a decrease of $17.2 million from the same period last year. The Company issued an update on the American Centrifuge project concurrent with this news release.

Cash Flow

At June 30, 2008, USEC had a cash balance of $503.8 million, compared to $886.1 million at December 31, 2007. Cash flow used in operations in the six-month period was $170 million, compared to cash flow used in operations of $82.8 million in the same period last year. During the first six months of 2008, the net inventory balance grew $349.9 million, reflecting increased production in advance of anticipated higher SWU sales in the second half of 2008. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $199.4 million during the six-month period compared to $37.4 million in the same period of 2007.

2008 Outlook Update

USEC is updating and reiterating its guidance for 2008. We continue to expect SWU sales to be reduced by approximately 20 percent from 2007 levels. Because we had record high deliveries in 2007 and a majority of our customers refuel their nuclear reactors on an 18-to-24 month cycle, we are delivering less SWU this year. Total revenue is expected to be approximately $1.7 billion, with SWU accounting for $1.3 billion. Our expectation for SWU volume declined slightly from our initial guidance, but this reduction is expected to be offset by 2 percent higher prices billed to customers for the full year. We expect uranium revenue to be approximately $190 million, but this is subject to revenue recognition timing. Uranium volume is expected to be down by about 10 percent, but the average uranium price billed to customers is expected to rise by approximately 30 percent. U.S. government contracts and other is expected to improve to $230 million, slightly above our initial 2008 guidance.

Under our five-year contract to purchase electric power for the Paducah plant, our costs can fluctuate above or below the base contract price based on fuel and purchased power costs experienced by our principal supplier, Tennessee Valley Authority. The impact of the fuel cost adjustment continues to be negative for USEC, imposing an increase over base contract prices of 9 percent in the first six months of 2008. We expect the fuel cost adjustment to continue to cause our purchase cost to remain above base contract prices, and the future impact is expected to be greater based on recent trends in energy costs. We expect higher power purchase costs to negatively affect our production costs and cash flow for the remainder of 2008. In addition, the price we pay Russia for LEU purchased under the Megatons to Megawatts program is 11 percent higher compared to 2007. These higher production and purchase costs will work into our inventory cost over time and will continue to pressure gross margins going forward. Although our year-to-date gross profit margin is 17 percent, we still anticipate a gross profit margin for the full year to be between 13 and 14 percent.

Below the gross profit line, we continue to expect selling, general and administrative expense for 2008 to be approximately $55 million and net interest to be slightly positive. Expenses related to the American Centrifuge project for 2008 are expected to be approximately $125 million, and total spending on the project is expected to be between $600 and $650 million. We anticipate our income tax rate will be close to the combined federal and state statutory rate.

Based on these factors, our net income guidance for 2008 remains in a range of $25 to $45 million. We also reiterate our cash flow guidance with an expectation for cash flow used in operations to be in a range of $60 to $80 million. There is a risk to the cash flow guidance that electric power costs will exceed our expectation and that anticipated improvements in the timing of customer collections may not be sufficient to offset them. We continue to expect improving customer collections in the fourth quarter related to higher SWU sales volumes at the end of the year. We also expect cash flow from operations to improve in 2009 as sales volumes return to levels seen in 2007 and prices billed to customers improve. This guidance is subject to a number of assumptions and uncertainties that could affect results positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income are:

•	The timing of recognition of previously deferred revenue and deferred revenue related to uranium deliveries;

•	Movement and timing of customer orders;

•	Changes in inflation and in SWU and uranium market prices;

•	Any additional uranium sales made possible by underfeeding the production process at the Paducah Gaseous Diffusion Plant; and

•	The amount of spending on the American Centrifuge Plant that is classified as expense.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets and schedule for the American Centrifuge Plant, the cost of the American Centrifuge Plant and our ability to timely secure a loan guarantee or other financing; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under existing long-term contracts to pass on to customers increases in SWU prices under the Russian contract resulting from significant increase in market prices; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits; the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Steven Wingfield (301) 564-3354

Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Separative work units	$125.7	$145.9	$370.8	$550.9
Uranium	58.1	16.2	105.3	32.0
U.S. government contracts and other	65.2	49.0	116.2	93.2

Total revenue	249.0	211.1	592.3	676.1
Cost of sales:
Separative work units and uranium	135.5	142.8	396.2	496.0
U.S. government contracts and other	50.0	40.6	93.8	79.2

Total cost of sales	185.5	183.4	490.0	575.2

Gross profit	63.5	27.7	102.3	100.9
Advanced technology costs	28.2	35.6	52.1	69.3
Selling, general and administrative	16.3	11.5	28.3	24.0

Operating income (loss)	19.0	(19.4)	21.9	7.6
Interest expense	5.2	2.4	11.5	5.9
Interest (income)	(6.0)	(7.9)	(16.8)	(17.8)

Income (loss) before income taxes	19.8	(13.9)	27.2	19.5
Provision (benefit) for income taxes	9.0	(0.5)	12.0	(6.4)

Net income (loss)	$10.8	$(13.4)	$15.2	$25.9

Net income (loss) per share – basic	$.10	$(.15)	$.14	$.30
Net income (loss) per share – diluted	$.08	$(.15)	$.12	$.30
Weighted-average number of shares outstanding:
Basic	110.6	87.1	110.3	87.0
Diluted	158.7	87.1	158.5	87.4

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$503.8	$886.1
Accounts receivable – trade	112.5	252.9
Inventories	1,220.5	1,153.4
Deferred income taxes	69.1	49.5
Other current assets	135.4	88.7

Total Current Assets	2,041.3	2,430.6
Property, Plant and Equipment, net	482.3	292.2
Other Long-Term Assets
Deferred income taxes	192.7	180.1
Deposits for surety bonds	98.1	97.0
Pension asset	71.6	67.1
Bond financing costs, net	12.9	13.8
Goodwill	6.8	6.8
Intangibles	0.1	0.2

Total Other Long-Term Assets	382.2	365.0

Total Assets	$2,905.8	$3,087.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$137.4	$—
Accounts payable and accrued liabilities	159.6	162.2
Payables under Russian Contract	158.6	112.2
Inventories owed to customers and suppliers	39.5	322.3
Deferred revenue and advances from customers	152.5	119.1

Total Current Liabilities	647.6	715.8
Long-Term Debt	575.0	725.0
Other Long-Term Liabilities
Depleted uranium disposition	109.5	98.3
Postretirement health and life benefit obligations	134.4	130.6
Pension benefit liabilities	22.9	23.0
Other liabilities	91.0	85.6

Total Other Long-Term Liabilities	357.8	337.5
Stockholders’ Equity	1,325.4	1,309.5

Total Liabilities and Stockholders’ Equity	$2,905.8	$3,087.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$15.2	$25.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21.6	18.8
Deferred income taxes	(29.7)	(8.5)
Changes in operating assets and liabilities:
Accounts receivable – decrease	140.4	79.0
Inventories – (increase)	(349.9)	(190.9)
Payables under Russian Contract – increase	46.4	12.1
Deferred revenue, net of deferred costs – increase	12.5	11.9
Accrued depleted uranium disposition	11.2	11.1
Accounts payable and other liabilities – (decrease)	(16.6)	(37.1)
Other, net	(21.1)	(5.1)

Net Cash Provided by (Used in) Operating Activities	(170.0)	(82.8)

Cash Flows Used in Investing Activities
Capital expenditures	(199.4)	(37.4)
Deposits for surety bonds	—	(4.0)

Net Cash (Used in) Investing Activities	(199.4)	(41.4)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	47.0	5.9
Repayments under credit facility	(47.0)	(5.9)
Repurchase of senior notes	(12.6)	—
Tax benefit related to stock-based compensation	—	0.9
Common stock issued (purchased), net	(0.3)	0.2

Net Cash Provided by (Used in) Financing Activities	(12.9)	1.1

Net Increase (Decrease)	(382.3)	(123.1)
Cash and Cash Equivalents at Beginning of Period	886.1	171.4

Cash and Cash Equivalents at End of Period	$503.8	$48.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$10.2	$3.4
Income taxes paid	47.9	35.4